Exhibit 10.1
                        ,
Dear                     :
You have been awarded stock options by the Board of Directors of Digene Corporation to help you participate in the ownership of Digene Corporation (the ‘Company’) as we build the value of the Company through time. Pursuant to the terms and conditions of the Company’s Amended and Restated 1999 Incentive Plan (the ‘Plan’), you have been granted a Non-Qualified Stock Option (‘NQSO’) to purchase                     shares (the ‘Option’) of Common Stock of the Company, as outlined below:

Granted To:

Grant Date:

# of Options Granted:

Exercise Price per Share:	$

Option Type:	Non-Qualified Stock Option

Expiration Date:

Vesting Schedule:

A copy of the Digene Corporation Amended and Restated 1999 Incentive Plan, the terms of which govern the options granted, and the Digene Corporation Amended and Restated 1999 Incentive Plan Prospectus, are available in the Finance section of Public Folders within Digene’s Microsoft Outlook location or upon request from Digene’s Financial Reporting Department. At such time as the options are exercised, the resulting shares of Common Stock will be registered under the Digene Corporation Amended and Restated 1999 Incentive Plan.
Please note that your options are NQSOs. On exercise, NQSOs are immediately taxable (under current law) as ordinary income for the difference between the exercise price and the then current market price. Fluctuations after that point are taxed as capital gains on the sale or transfer of securities.